Exhibit 99.1

Vishay Reports Results for First Quarter 2011

  Revenues for Q1 2011 of $695 million
  EPS Q1 2011 of $0.43, or $0.49 excluding one-time tax expense
  Cash from operations for Q1 2011 of $98 million and capital expenditures of $19 million
  Book-to-bill ratio of 1.01 in Q1 2011 at high backlogs
  Guidance for Q2 2011 for revenues of between $695 and $735 million

MALVERN, Pa.--(BUSINESS WIRE)--May 3, 2011--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that revenues for the fiscal quarter ended April 2, 2011 were $695.2 million, compared to $640.5 million for the fiscal quarter ended April 3, 2010. The net earnings attributable to Vishay stockholders for the fiscal quarter ended April 2, 2011 were $75.3 million, or $0.43 per diluted share, compared to $45.4 million, or $0.24 per diluted share for the fiscal quarter ended April 3, 2010.

As anticipated in our fourth fiscal quarter of 2010 earnings release, the fiscal quarter ended April 2, 2011 includes $10.0 million of one-time tax expense related to the write-down of deferred tax assets in Israel to reflect the lower corporate income tax rate enacted in January 2011 on certain types of income earned after December 31, 2010. Adjusted net earnings per diluted share, which excludes this item, were $0.49 for the fiscal quarter ended April 2, 2011. There were no such reconciling items for the fiscal quarter ended April 3, 2010.

On July 6, 2010, Vishay Intertechnology successfully completed the spin-off of Vishay Precision Group, Inc. (“VPG”) to its stockholders as an independent, publicly-traded company. Until July 6, 2010, VPG was part of Vishay Intertechnology and its assets, liabilities, results of operations, and cash flows are included in the amounts reported in the consolidated financial statements through the date of the spin-off, including the fiscal quarter ended April 3, 2010, presented on the accompanying tables. Net earnings of VPG, included in the results of Vishay Intertechnology, were $1.8 million for the fiscal quarter ended April 3, 2010.

Commenting on the results for the first quarter 2011, Dr. Paul, President and Chief Executive Officer, stated, “The first quarter of 2011 was a good start to another promising year. Our order intake recovered more quickly than anticipated. We report a book-to-bill ratio of 1.01 at still very high backlogs. The sale of our products to end customers by distributors increased 8% compared to the fourth quarter 2010, reaching record levels. Most markets continue to be strong, especially the automotive and industrial end markets. To enable Vishay to benefit from the stronger than originally anticipated business climate we now expect capital expenditures of $175 million in 2011, approximately 16% higher than originally forecast, with a focus on capacity expansion for innovative technologies and products at MOSFETs, Trench diodes, power film capacitors and power inductors.”

Dr. Paul continued, “The first quarter of 2011 demonstrated that we are able to keep our fixed costs and break-even point at the levels we targeted after a deep restructuring in 2009. This forms a solid basis for entering a new phase of accelerated internal growth for Vishay, leading to increasing profitability.”

Commenting on the outlook for the second quarter 2011 Dr. Paul stated, “We anticipate revenues of between $695 and $735 million at similar margins.”

Commenting on the Company's strategy, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, “Traditionally we have grown our business both organically and through acquisitions. This will not change. Organically, we see growth potential with our broad product line of leading specialty products that support the development of renewable energies and increase the efficiency of conventional technologies. We also have a proven track record of acquiring companies whose earnings are accretive to our bottom line. We will continue to look for acquisitions of small to mid-size companies that fit our product and financial profile.”

Dr. Zandman continued, “Additionally, we are focused on enhancing shareholder value by buying back our stock and improving earnings per share. In the fourth quarter of last year, we completed the repurchase of 21.7 million shares of our common stock for $275 million. Should circumstances be advantageous, we would consider another stock buy-back.”

Dr. Zandman concluded, “In pursuing organic growth, acquisitions, and share buy-backs, we will be very mindful to maintain our prudent capital structure.”

The Company expects to file its Quarterly Report on Form 10-Q for the first fiscal quarter of 2011 with the Securities and Exchange Commission after the close of the markets on Tuesday, May 3, 2011. This financial report will be available for viewing and download at ir.vishay.com.

A conference call to discuss first quarter financial results is scheduled for Tuesday, May 3, 2011 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #56346287.

There will be a replay of the conference call from 2:00 PM ET on Tuesday, May 3, 2011 through 11:59 PM ET on Sunday, May 8, 2011. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #56346287.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with generally accepted accounting principles (“GAAP”), including adjusted net earnings (loss) and adjusted net earnings (loss) per share. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Non-GAAP measures such as adjusted net earnings (loss) and adjusted net earnings (loss) per share do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that these measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to an understanding to the Company’s intrinsic operations. These reconciling items are indicated on the accompanying reconciliation schedule and are more fully described in the Company’s financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and acquisition activity, and the general state of the Company, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the pace and continuation of recovery in the worldwide economy; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates and consummating a transaction on terms which we consider acceptable; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except per share amounts)

	Fiscal quarters ended
	April 2,	December 31,	April 3,
	2011	2010	2010

Net revenues*	$695,151	$688,612	$640,460
Costs of products sold	480,488	477,111	473,447
Gross profit	214,663	211,501	167,013
Gross margin	30.9%	30.7%	26.1%

Selling, general, and administrative expenses	92,465	90,918	101,888
Operating income	122,198	120,583	65,125
Operating margin	17.6%	17.5%	10.2%

Other income (expense):
Interest expense	(4,054)	(3,657)	(2,434)
Other	(507)	(2,653)	44
Total other income (expense) - net	(4,561)	(6,310)	(2,390)

Income before taxes	117,637	114,273	62,735

Income taxes	42,030	(33,264)	17,096

Net earnings	75,607	147,537	45,639

Less: net earnings attributable to noncontrolling interests	320	309	219

Net earnings attributable to Vishay stockholders*	$75,287	$147,228	$45,420

Basic earnings per share attributable to Vishay stockholders	$0.46	$0.84	$0.24

Diluted earnings per share attributable to Vishay stockholders	$0.43	$0.81	$0.24

Weighted average shares outstanding - basic	165,186	174,349	186,641

Weighted average shares outstanding - diluted	175,661	181,494	193,067

* VPG net revenues included in Vishay Intertechnology, Inc. consolidated results were $48.2 million for the fiscal quarter ended April 3, 2010. VPG earnings included in net earnings attributable to Vishay stockholders were $1.8 million for the fiscal quarter ended April 3, 2010.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	April 2,	December 31,
	2011	2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$668,551	$897,338
Short-term investments	339,449	-
Accounts receivable, net	339,263	330,556
Inventories:
Finished goods	118,264	109,762
Work in process	190,859	178,844
Raw materials	151,264	139,216
Total inventories	460,387	427,822

Deferred income taxes	33,341	31,903
Prepaid expenses and other current assets	114,951	106,885
Total current assets	1,955,942	1,794,504

Property and equipment, at cost:
Land	94,600	93,020
Buildings and improvements	496,500	477,518
Machinery and equipment	2,085,332	2,025,793
Construction in progress	62,276	75,051
Allowance for depreciation	(1,826,000)	(1,759,268)
	912,708	912,114

Intangible assets, net	110,551	113,830

Other assets	139,310	145,645
Total assets	$3,118,511	$2,966,093

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	April 2,	December 31,
	2011	2010
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$511	$23
Trade accounts payable	166,746	167,795
Payroll and related expenses	113,072	122,234
Other accrued expenses	183,568	186,049
Income taxes	73,883	51,060
Total current liabilities	537,780	527,161

Long-term debt less current portion	431,997	431,682
Deferred income taxes	82,171	82,043
Deferred grant income	2,607	2,788
Other liabilities	136,968	134,152
Accrued pension and other postretirement costs	297,955	291,117
Total liabilities	1,489,478	1,468,943

Equity:
Vishay stockholders' equity
Common stock	15,197	15,061
Class B convertible common stock	1,345	1,435
Capital in excess of par value	2,165,438	2,156,981
Retained earnings (accumulated deficit)	(666,950)	(742,237)
Accumulated other comprehensive income	108,764	60,491
Total Vishay stockholders' equity	1,623,794	1,491,731
Noncontrolling interests	5,239	5,419
Total equity	1,629,033	1,497,150
Total liabilities and equity	$3,118,511	$2,966,093

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	April 2,	April 3,
	2011	2010

Continuing operating activities
Net earnings	$75,607	$45,639
Adjustments to reconcile net earnings (loss) to
net cash provided by continuing operating activities:
Depreciation and amortization	45,401	50,445
(Gain) loss on disposal of property and equipment	(959)	(68)
Accretion of interest on convertible debentures	376	-
Inventory write-offs for obsolescence	5,237	6,005
Deferred grant income	(147)	(156)
Other	25,222	5,186
Changes in operating assets and liabilities,
net of effects of businesses acquired or spun-off	(52,980)	(39,003)
Net cash provided by continuing operating activities	97,757	68,048

Continuing investing activities
Purchase of property and equipment	(18,600)	(18,086)
Proceeds from sale of property and equipment	1,194	292
Purchase of short-term investments	(339,449)	-
Other investing activities	(6)	-
Net cash used in continuing investing activities	(356,861)	(17,794)

Continuing financing activities
Principal payments on long-term debt and capital lease obligations	-	(1,614)
Net changes in short-term borrowings	489	9
Proceeds from stock options exercised	6,793	-
Excess tax benefit from stock options exercised	302	-
Distributions to noncontrolling interests	(500)	(516)
Net cash provided by (used in) continuing financing activities	7,084	(2,121)
Effect of exchange rate changes on cash and cash equivalents	23,233	(14,138)
Net (decrease) increase in cash and cash equivalents
from continuing activities	(228,787)	33,995

Net cash used in discontinued operating activities	-	(82)
Net cash used in discontinued investing activities	-	-
Net cash used in discontinued financing activities	-	-
Net cash used in discontinued operations	-	(82)

Net (decrease) increase in cash and cash equivalents	(228,787)	33,913

Cash and cash equivalents at beginning of period	897,338	579,189
Cash and cash equivalents at end of period	$668,551	$613,102

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands except earnings per share)
	Fiscal quarters ended
	April 2,	December 31,	April 3,
	2011	2010	2010

GAAP net earnings attributable to Vishay stockholders	$75,287	$147,228	$45,420

Reconciling items affecting tax expense (benefit):
One-time tax expense (benefit)	$10,024	$(59,484)	$-

Adjusted net earnings	$85,311	$87,744	$45,420

Adjusted weighted average diluted shares outstanding	175,661	181,494	193,067

Adjusted earnings per diluted share**	$0.49	$0.48	$0.24

** Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi, Executive Vice President and Chief Financial Officer
or
Peter G. Henrici, Senior Vice President Corporate Communications
+1-610-644-1300